Exhibit 3.3

PROPOSED RESOLUTIONS OF
THE BOARD OF DIRECTORS OF
WINCHESTER BANCORP, INC.

July 29, 2026

WHEREAS, Article VI, Section 5 of the Winchester Bancorp, Inc. Bylaws (the “Bylaws”) provides that the fiscal year of Winchester Bancorp, Inc. (the “Company”) will commence on the first day of July and end on the last day of June in each year;

WHEREAS, the Company desires to amend the Bylaws to provide for a fiscal year that will commence on fist day of January and end on the last day of December in each year;

WHEREAS, pursuant to the Article VII of the Bylaws and Article 8 of the Company’s Articles of Incorporation (the “Articles”), the Bylaws may be amended by the Company’s Board of Directors (the “Board”) by a majority vote of the Whole Board (as such term is defined in the Articles);

WHEREAS, after due consideration and further discussion, the Board deems it to be advisable and in the best interests of the Company to amend the Bylaws to change the Company’s fiscal year.

NOW, THEREFORE, BE IT:

Fiscal Year Amendment

RESOLVED, to approve the amendment to the Bylaws attached hereto as Exhibit A.

Omnibus

RESOLVED, to authorize the Company’s President and Chief Executive Officer and the Executive Vice President and Chief Financial Officer, or any officer designated by either of them (each an “Authorized Officer” and collectively the “Authorized Officers”), or any one of them, to take or cause to be taken any and all actions, to execute and deliver any and all amendments, agreements, certificates, assignments, instruments or other documents, and to do any and all things as such officer shall determine to be necessary or advisable and consistent with the intent of the foregoing resolutions, the signature of any one of such officers to such amendments, agreements, certificates, assignments, instruments or other documents to be conclusive evidence that such amendments, agreements, certificates, assignments, instruments or other documents are the amendments, agreements, certificates, assignments, instruments or other documents approved by the foregoing resolutions, and further to authorize such officers, or any one of them, to take such additional action and execute such additional documents as they may determine to be necessary or advisable to effect the intent of this and the foregoing resolutions.

Exhibit A

AMENDMENT OF

BYLAWS OF

WINCHESTER BANCORP, INC.

July 29, 2026

The undersigned, being the Corporate Secretary of Winchester Bancorp, Inc. (the “Company”), hereby certifies that the Board of Directors of the Company approved an amendment to the Bylaws of the Company (the “Bylaws”), effective as of the date indicated above.

1. Article VI, Section 5 of the Bylaws is hereby amended by deleting such section in its entirety and substituting therefore the following:

“Section 5. Fiscal Year.

The fiscal year of the Corporation shall commence on the first day of January and end on the last day of December in each year.”

/s/ Paula M. Cotter

Paula M. Cotter, Corporate Secretary